UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

800 Degrees Go, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11636

Delaware	87-2225432
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1661 East Franklin Avenue El Segundo, CA	90245
(Address of principal executive offices)	(Zip Code)

510-290-1100
Registrant’s telephone number, including area code

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, references to “800 Degrees Go, Inc.,” “800 Degrees Go,” “we,” “us,” “our,” or the “Company” mean 800 Degrees Go, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

OUR BUSINESS

Description of the Business

800 Degrees Go, Inc. is building a highly scalable, tech-enabled pizza dining concept that responds to consumer demand for convenient, high-quality, fast casual dining options. Using cost- and space-efficient cooking technology, the Company intends to replicate a curated menu of fresh, artisanal recipes quickly, cost-effectively, and with a high degree of fidelity – all with a small physical footprint.

We are backed by Wavemaker Partners, a global venture capital firm, and by Wavemaker Labs, Inc., its in-house robotics and automation corporate innovation studio. 800 Degrees Go has common ownership with Wavemaker Labs, Piestro, Inc., and 800 Degrees Pizza LLC. 800 Degrees Go is based in El Segundo, California.

Piestro, Inc. controls 50% of the voting shares of 800 Degrees Go, Inc. 800 Degrees Pizza LLC also controls 50% of 800 Degrees Go Inc. Wavemaker Labs provides consulting work for 800 Degrees Go, in the form of R&D, business development, sales, administration, and fundraising.

Company History

800 Degrees Go, Inc. was incorporated on August 13, 2021. Its leadership saw growing demand for fast, convenient food options that are also high-quality and made from fresh ingredients alongside a seismic shift in demand for delivery and off-premise dining, with an emphasis on contactless service. The Company also saw massive opportunity in the vast and growing market for pizza, the most popular food in the U.S. Against that backdrop, the Company’s leadership put together a vision for a highly scalable, tech-enabled pizza dining concept. This vision was fueled by the bench of experience and exposure of the Company’s two shareholders: Piestro, Inc. and 800 Degrees Pizza, LLC. Piestro is developing robotic, fully autonomous pizzerias, and 800 Degrees Pizza was a trailblazer in the fast-casual pizza space. The leadership of these two companies saw the opportunity to create 800 Degrees Go, Inc., an entirely new company focused on increasing access to low-cost, high-scale, high-quality pizza. As of December 31, 2021, the Company had launched approximately 20 800° GO kitchens in delivery-only locations, largely through REEF Kitchens (see “Partnerships” and “Liquidity and Capital Resources” below). In November 2021, the Company signed a lease for its first standalone 800° GO restaurant, located in Burbank, California (see “Property” and “Plan of Operations” below).

Product Overview

800 Degrees Go, Inc. intends to build a highly scalable, tech-enabled fast casual pizza dining concept that responds to demand for high-quality, convenient off-premise food options with a two-phase go-to-market strategy. In Phase 1, 800º GO is scaling via small-footprint sites (“800º GO kitchens”) focused on off-premise dining, including delivery-only kitchens (also known as ghost kitchens) and high-traffic, space-constrained locations such as airports. To enable this, this Company is packaging a curated menu of high-quality recipes that can be replicated with a high degree of fidelity in a small footprint by using cost-effective, innovative cooking technology.

In Phase 2, the Company intends to deploy fully automated, robotic pizzeria vending machines (“800º GO pods”) that will assemble and cook 800º GO pizzas using the exact same recipes, ingredients, and cooking technology used in 800º GO kitchens. These pods will be operated in a “hub and spokes” model, with 800º GO kitchens serving as commissary kitchens to service and restock 800º GO pods in their vicinity. This will provide 800º GO with even more latitude to expand to locations in dense, high-traffic areas with demand for high-quality, convenient food options, such as office buildings and college campuses.

Two key elements are core to our product and its success: (1) Exceptional food and (2) scalable (low-cost, small-footprint) operations enabled by technology.

Exceptional food: All of our recipes feature fresh, high-quality ingredients and have been created in collaboration with the global restaurant chain 800 Degrees Pizza, LLC and its renowned chef Anthony Carron. As part of 800 Degrees Go, Inc.’s reciprocal license agreement with 800 Degrees Pizza, LLC and Piestro, Inc., the Company is able to utilize recipes sourced directly from 800 Degrees Pizza, LLC.

Scalable, low-cost operations enabled by technology: We have identified cooking technology and methodologies that will allow for a high degree of fidelity with minimal training, due to built-in quality control mechanisms in our ingredient packaging and cooking technology. This technology also enables kitchen operations in a small footprint, with minimal up-front costs and low labor costs, relative to traditional restaurants.

For our expansion through automated pods, we are partnering with Piestro, Inc. Following the development of an initial prototype in 2020, Piestro completed and demonstrated a fully functional 800º GO branded pod prototype in their headquarters in El Segundo, California in early 2022 and is working on a production-ready version for commercial use. This product will take a flattened pizza dough and utilize a conveyor belt, automatic topping dispensers, and the exact same cooking technology as 800º GO kitchens to assemble and cook pizzas in approximately three minutes. We intend for production of a pilot unit to be deployed by the end of 2022 and commercially ready units to be deployed in the field in 2023.

Market

The worldwide pizza restaurant market had a 2019 volume of nearly $155 billion and is expected to increase to $233 billion by 2023. The fast-food restaurant industry in the U.S. has seen a 3.8% annual growth to $293 billion over the five years to 2020. Pizza restaurant sales is the highest growing segment in the United States fast food industry with $47 billion in revenue in 2019 and a compound annual growth rate (CAGR) of 3%. According to an IBISWorld report, consumer spending is expected to increase at a rate of 1.7% annually over the five years to 2024, and the increased spending power created a demand for high-quality food products and an increase in restaurant input costs. Pizza restaurant wages as a share of revenue increased to 40.2% in 2019, with anticipated 1.1% annualized growth rate. The report further suggests consumers in the market spaces are becoming increasing conscious of food quality and the use of fresh and organic ingredients. 800 Degrees Go, Inc. has entered into the space addressing the challenges of both increased labor costs and the demand for higher-quality food production.

In the US, the food delivery market increased over 200 percent between 2015 and 2020, and the COVID-19 pandemic only accelerated trends toward delivery and off-premise dining. According to the Bureau of Labor Statistics, the Consumer Price Indices for food consumed away from home have increased 3.1% in 2019, and the number of households earning over $100,000 rises at an annualized 0.8% over the five years to 2024. The growth of wealthy households will generate higher demand for more expensive pizza restaurants and gourmet pizzas, which will help boost industry growth. Through continued trends of premiumization and menu adaptation, pizza restaurant chains will experience continued growth by targeting consumers from higher income brackets. Chains catering to lower incomes are competing in a highly saturated marketplace, thus limiting opportunity for organic growth. 800 Degrees Go, Inc’s ability to provide a variety of healthy made-to-order pizza options while catering toward the fast-food delivery experience enables penetration in both tiers of the market.

Manufacturing

800 Degrees Go, Inc. intends to purchase 800° GO pods from Piestro, Inc., one of its majority shareholders, in order to advance its growth through site expansion. Piestro’s strategy for manufacturing will evolve with production volumes, leveraging contract manufacturers to meet initial and medium-term demand. In the near term, the 800º GO pod prototype and pilot units will be produced internally by Piestro, Inc. in order to maintain control over quality and cost and ensure there is a direct source of feedback for ongoing product improvement. The Company will establish specifications and product requirements with Piestro for any purchases made. The Company and has not yet finalized commercial terms with Piestro, Inc. for these products or related services.

Sales & Marketing

We believe that our 800º GO kitchens and 800º GO pods will resonate with consumers because of their convenience and the quality of our product. We will market our delivery offerings through our off-premise dining franchise partners and third-party apps. Through this, we will establish a brand presence and loyal customers, which will help facilitate customer acquisition for 800º GO pods. Our pods’ locations in strategic, high-traffic locations will also attract customers, and we believe that the quality of our product will lead to customer retention.

For these reasons, our sales and marketing efforts are reliant upon establishing and expanding partnerships with off-premise dining operators, such as ghost kitchens operators. Success in early deployments could lead to high-volume contracts with franchise partners for brick-and-mortar stores and 800° GO pods. We will also continue our business development effort with new operators. We must also identify sites for deploying pods in the vicinity of our ghost kitchen locations. We are pursuing partnerships with high-traffic commercial properties with demand for convenient, high-quality food, such as office buildings, malls, college campuses, and airports.

In September 2021, 800 Degrees Go, Inc. and Piestro, Inc. signed an agreement (the “Sales Representative Agreement”), attached hereunto as Exhibit 6.6, granting the Company exclusive rights to franchise and operate 800º GO pods – as opposed to any other automated pizzeria vending machines produced by Piestro, Inc. to be franchised or operated by Piestro, Inc. or any other entity. This exclusivity is limited to specified geographical regions and timeframes and is contingent upon meeting certain performance milestones, defined as reaching specified sales targets.

Partnerships

In November 2021, 800 Degrees Go and REEF Kitchens signed a License Agreement to allow REEF Kitchens to operate 800 Degrees Go delivery-only restaurants (ghost kitchens). Under the Agreement, 800 Degrees Go licenses its operational systems and procedures and brand assets to equip REEF Kitchens to sell 800 Degrees Go products through its network of ghost kitchens, as well as utilize third-party delivery providers. 800 Degrees Go contributes to the marketing costs for these ghost kitchens and receives a portion of the net receipts of their sales (see “Liquidity and Capital Resources” below). As of December 31, 2021, REEF Kitchens and the Company had launched approximately 20 800 Degrees Go locations.

Competition

While we believe that our sequenced, two-prong go-to-market strategy is unique, there are existing direct competitors of each of our model components in the pizza delivery and pizza automation spaces. Relevant off-premise competitors include Blaze Pizza and MOD Pizza. While these brands also operate in the fast-casual pizza dining segment and offer orders for delivery and takeout, we do not believe that they are optimized to scale rapidly with quality control in the way that 800º GO kitchens are. In the pizza automation space, Picnic, Basil Street and Let’s Pizza stand out. Among the competitors, Basil Street and Let’s Pizza have a similar start-to-finish ordering and dispensary vending machine product as the planned 800º GO pods, but neither of the machines allow the visionary experience for consumers to observe the whole dispensary and baking process. Picnic creates robotic pizza assembly machines that cannot accomplish the full process without human assistance. Although it is an approach toward automation, the company does not hold the same easily accessible features and direct consumer-facing capabilities as the planned 800º GO pods.

Blaze Pizza – Blaze Pizza is a Pasadena-based chain that was founded in 2011 and has over 300 locations across the US, Canada, and Guam. Blaze emphasizes its use of fresh ingredients and cooks consumers’ made-to-order pizza in a high-temperature, open-flame gas oven for approximately 3 minutes. The chain offers delivery and takeout options.

MOD Pizza – MOD Pizza was founded in 2008 in Seattle, WA. The chain focuses on offering “artisan-style” menu items, highly customizable pizzas, and fast cooking time. The chain has more than 500 locations across the US, Canada, and the UK and began offering delivery in 2019.

Picnic – Picnic was incorporated in December 2016, with its product being an automated, modular assembly line to streamline pizza making in the kitchen of existing restaurants. The Picnic machine performs any number of food assembly tasks in any order, completely configurable to any restaurant’s process. It uses computer vision and deep learning to ensure output to exact standards.

Basil Street – Basil Street’s Automated Pizza Kitchens (APK) are robotic vending machines consisting of a freezer, patent pending three element non-microwave speed oven, touchscreen terminal, frozen pizzas and a dispensing tray. Cook time is about 3 minutes for a 10-inch pizza, offered with 3 choices of toppings. Unlike Piestro’s glass display of the pizza assembly and baking process, Basil Street’s product features a video display screen at the front of the machine.

Let’s Pizza – Let’s Pizza features a vending machine prototype. The machine dispenses pre-portioned and pre-packaged ingredients with automatic kneaded dough to compile the product in under 3 minutes. It takes a conventional vending machine outlook with cash dispensary and button-press display. The company is based in Europe and first launched in 2009 with a less customizable version of their product.

Wavemaker Labs

Through Wavemaker Labs, 800 Degrees Go, Inc. has access to resources that bring value to the Company in several ways:

∙	Connections - Wavemaker Labs has internal teams spanning finance, marketing, human resources, and operations that can assist 800 Degrees Go in growing its business.

∙	Resources - 800 Degrees Go benefits from free office space, accounting, legal, and various other resources to keep the business lean during its early growth stages.

∙	Product Acceleration - In-house roboticists and engineers are devoting time and energy to evaluate and build the initial software and hardware packages for 800 Degrees Go.

∙	Focus and Track Record - Wavemaker Labs has a history of commercializing robotics in Food and Agriculture, which provides 800 Degrees Go with valuable expertise and insights at minimal to no cost.

Property

In November 2021, the Company entered into a lease for real estate in Burbank, California for its first brick-and-mortar 800° GO restaurant. This store will be operated commercially and serve as a demonstration site and showroom for business development purposes. The term of the lease is 10 years, with partial rent abatement during months 6 through 9 of the 10-year term. The Company has agreed to set annual increases on the base rent. With at least six months’ notice, the Company has the option to extend for two additional 60-month periods, upon expiration of the prior term. The Company paid a security deposit of $31,218 in November 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results – Fiscal Year Ended December 31, 2021

The Company was founded on August 13, 2021. As of December 31, 2021, it had not yet begun generating revenue and had accrued $671,621 in expenses.

During the period from inception to December 31, 2021, we incurred operating expenses of $671,621. Major expenses included $159,851 to advertising and marketing and $436,740 to legal and professional fees, which include consulting fees to Wavemaker Labs, Inc., 800 Degrees Pizza, LLC, and Wax, Inc. Other expenses included rent, travel-related expenses, and general and administrative costs.

As a result of the foregoing, we experienced a net loss of $672,118 for the period from inception to December 31, 2021.

Liquidity and Capital Resources – Fiscal Year Ended December 31, 2021

As of December 31, 2021, the Company had cash on hand of $8,731. Under its Licensing Agreement with REEF Kitchens, 800 Degrees Go, Inc. has agreed to a License Fee equal to 5% of the net receipts from sales of 800 Degrees Go products in REEF Kitchens sites. 800 Degrees Go agrees to a Marketing Fee of $2,500 per site upon opening, as well as 1% of net receipts on a monthly basis for ongoing marketing purposes. The Marketing Fee will be deducted from the License Fee.

The Company has accrued $150,000 in loans payable to related party Piestro, Inc. This loan bears 3% simple interest per annum and has an anticipated maturity date of December 31, 2022.

The Company also has ongoing lease obligations of $6,431 per month, less abatement totaling $12,488, in 2022.

The company will require infusion of capital to launch and sustain initial business operations. The Company is raising capital through crowdfunding offerings and will consider other equity issuances or other methods available to the Company, if more capital is needed. Absent securing needed capital, the Company may be forced to significantly reduce planned expenses and could become insolvent. Anticipated expenses, revenue, and other sources of capital for the Company’s next 12 months of operation are outlined in “Plan of Operations” below.

Plan of Operations

As of December 31, 2021, we had launched approximately 20 delivery-only locations, though we had not yet begun generating revenue due to our financial obligations outlined above. We currently have a small team of part-time employees and consultants that are working to launch and build the business. Over the next twelve months, we will focus on continuing to scale our ghost kitchen network to over 100 sites, opening our first company-owned brick-and-mortar location in Burbank, California. We plan to operate this 800º GO kitchen commercially, as well as use the space as a demonstration site and showroom for business development purposes, as we seek to build out our franchise operations.

We anticipate incurring costs of approximately $2M associated with these efforts over the next 12 months. We anticipate that 800º GO kitchens being operated by franchise partners will begin producing revenue for the Company as soon as they become operational, through the payment of royalties. At the scale assumed for the 12-month cost projections above, we would project approximately $3M in revenue over the same period.

We are currently seeking to raise up to $10,000,000 in an offering of our Common Stock under Regulation A+. If we raise the maximum offering amount through our current Regulation A+ offering, we believe that we would be able to accelerate expansion of the business through 800º GO pods, likely through placing earlier pre-orders, which will allow us to deploy the second phase of our go-to-market strategy sooner. In addition, we would anticipate not needing to raise additional capital for the business. If we raise less than 50% of the maximum, however, we would likely need to raise additional funds within 6 to 18 months.

Per discussion in “Interest of Management and Others in Certain Transactions” below and as disclosed in Exhibit 6.4, 800 Degrees Go, Inc. and Piestro, Inc. (a 50% owner of the Company), have signed a senior secure promissory note which allows the Company to borrow funds from Piestro to cover capital requirements associated with the business.

Trend Information

From its inception through December 31, 2021, the Company incurred expenses related to launching its ghost kitchen locations, marketing and advertising, and beginning development of its first brick-and-mortar store. The Company launched a Regulation A+ crowdfunding campaign in November 2021 and has raised approximately $1,700,000 as of April 2022. The Company expects to begin franchise business development efforts and pilot 800° GO pods in 2022. Any delays in 800° GO pod development could possibly affect the Company’s ability to meet this deadline. These delays could be the result of inadequate financing and capital, lack of manufacturing resources, or unforeseen delays in the development process led by Piestro.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The Company is currently led by CEO Tommy Lee, CFO Kevin Morris, and Chairman & President James Buckly Jordan. 800 Degrees Go also relies on part-time contractors for a variety of functions, including marketing, business development, and finance. As a part of our current capital raise, we have, and plan to continue, increasing our engineering capacity to assist in future research and development, complete our minimum viable product, and prepare for production. We also plan to secure additional capacity in sales, marketing, and administrative roles.

Name	Position	Age	Term in Office
Executive Officers
James Jordan	Chairman & President	41	Indefinite, appointed September 2021
Tommy Lee	CEO	55	Indefinite, appointed September 2021
Kevin Morris	CFO	39	Indefinite, appointed September 2021
Directors
James Jordan	Director	41	Indefinite, appointed September 2021
Scott Berkowitz	Director	51	Indefinite, appointed September 2021
Tommy Lee	CEO	55	Indefinite, appointed September 2021
Kevin Morris	CFO, Secretary	39	Indefinite, appointed September 2021

James Buckly Jordan, President and Director

Jordan has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. He also serves as the CEO of Miso Robotics, a company that produces robotic kitchen assistants in Southern California, and serves as a director of multiple early stage companies in the robotics space being developed out of Wavemaker Labs, including Graze, Inc., developer of an autonomous commercial lawnmower; Piestro, Inc., an autonomous pizzeria; Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; and Future Acres, Inc., developer of an autonomous farm transport robot. Previously, Jordan was Managing Partner at early stage venture fund Canyon Creek Capital, a position he has held since 2010. Jordan is a technologist and early stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high-growth markets, such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

Scott Berkowitz, Director

Scott Berkowitz, a Director of 800 Degrees Go, Inc., also serves as Chief Development Officer of 800 Degrees Pizza, LLC. Berkowitz has an over 20 years of experience in real estate, much of which was spent managing transactional activity in Resort Residential second home communities and in the hotel industry, where Berkowitz was the managing partner for franchise opportunities with Marriott, Hilton, and Starwood Hotels. Berkowitze brings his extensive experience in business development, hospitality, and franchising to 800 Degrees Go, Inc. as the brand looks to launch and grow aggressively.

Tommy Lee, CEO and Director

CEO Tommy Lee is a veteran hospitality professional who brings over 25 years of industry experience to his role. Throughout his career, Lee has demonstrated a proven track record of driving business success through improved operating efficiency, strong business acumen, and a guest-centric focus at several well-known restaurant groups. As CEO of 800 Degrees Go, Inc., Lee is responsible for overseeing day-to-day management decisions as well as setting and communicating the brand’s strategic direction. Lee also serves as CEO of 800 Degrees Pizza, LLC. Previously, Lee served as CEO of Rockfish Seafood Grill from 2010 to 2016, where he managed the brand’s 15 locations in Texas and its $24 million worth of revenue. As a result of his leadership and strategic planning, the brand completed a turnaround, a brand re-image and a resumption of unit growth. From 2004 to 2009, Lee was a Regional Vice President of Operations at Brinker International, where he was responsible for the business performance of over 500 Chili’s Grill & Bar restaurants and the On the Border Cafes in the western region. Lee also led Chili’s Operations Services department and was a member of the brand leadership team. He oversaw the opening of over 150 new Chili’s restaurants, adding over $500 million in brand revenue. Previously, Lee held the position of Vice President of Finance for Chili’s Grill & Bar. From 1996 to 2003, he was responsible for the tactical and strategic analysis of financial and business initiatives for the brand.

Kevin Morris, CFO and Director

CFO Kevin Morris also serves as CFO of Piestro, Inc., an autonomous pizzeria; CFO of Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; Future Principal Financial Officer of Graze, Inc, developer of an autonomous commercial lawnmower; CFO of Future Acres, Inc., developer of an autonomous farm transport robot; and CFO of Miso Robotics, a robotic kitchen assistant company in Southern California. Morris also oversees operations, finance and strategy at Wavemaker Labs, a corporate venture studio founded in 2016. Previously, Morris was COO/CFO of Denim.LA, Inc. (dba DSTLD), where he oversaw operations, finance, customer service and market strategy and analytics from 2014-2019. Before DSTLD, Morris was the Vice President of Sales at Elegant Sports (Adidas Gymnastics) from 2013-2014 and worked at the International Revenue Management sector of American Airlines from 2012-2013. He obtained an MBA from the UCLA Anderson School of Management in 2011.

Compensation of Directors and Executive Officers

Through December 31, 2021, we compensated our three highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
James Jordan	Chairman and President	$0	$0	$0
Scott Berkowitz	Director	$0	$0	$0
Tommy Lee	CEO	$0	$0	$0
Kevin Morris	CFO	$0	$0	$0

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Piestro, Inc. (1) 1661 East Franklin Avenue, El Segundo, CA 90245	15,000,000 shares held directly	N/A	50%
Common Stock	800 Degrees Pizza, LLC (2) 2109 Rheims Drive, Carrollton, TX 75006	15,000,000 shares held directly	N/A	50%

(1) Piestro, Inc. is controlled by Future VC, LLC. James Jordan owns a majority of the voting control of Future VC, LLC.

(2) 800 Degrees Pizza, LLC is controlled by its board, which includes the following individuals: Scott Berkowitz, Anthony Carron, Bryan Weber, Maria Muth, and Tommy Lee.

Amounts are as of December 31, 2021. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not always add up to 100%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In December 2021, and effective September 1, 2021, the Company signed services agreements (“General Support Agreements”) with Wavemaker Labs, Inc. and 800 Degrees Pizza, LLC, whereby Wavemaker Labs and 800 Degrees Pizza are providing various business consulting services for the Company. The General Support Agreements are included here as Exhibit 6.1 and Exhibit 6.2, respectively. The services performed include financial, business development, and strategy consulting work. As a part of these agreements, Wavemaker Labs and 800 Degrees Pizza invoice the Company as much as twice a month for fixed labor fees and any expenses incurred. Wavemaker Labs and Piestro, Inc., which controls 800 Degrees Go, Inc., have common ownership. As of December 31, 2021, the Company owed $186,678 under these agreements.

In September 2021, 800 Degrees Go, Inc., signed a reciprocal license agreement with Piestro, Inc., and 800 Degrees Pizza, LLC (included herein as Exhibit 6.3) – both 50% owners of the Company – which grants 800 Degrees Go access to utilize branding, collateral, and specified licensed products and services of the companies, including recipes from 800 Degrees Pizza, LLC.

In October 2021, Piestro, Inc. and 800 Degrees Go, Inc. signed an agreement whereby Piestro has agreed to lend 800 Degrees Go, Inc. a revolving loan of up to an aggregate principal amount of $1,000,000 under a senior secured promissory note bearing 3% simple interest per annum. The form of this note is included as Exhibit 6.4 to the offering statement of which this offering circular is part. The anticipated maturity date for the note is December 31, 2022. As of December 31, 2021, $150,000 had been loaned to the Company under this note, none of which had been repaid. The Company may prepay any outstanding balance due on the note without penalty. The note is secured by a first priority lien on the assets of the Company.

The Company is using Wax, Inc. as a third-party transfer agent for its current Regulation A+ equity crowdfunding campaign. Wax, Inc. is majority controlled by Future VC, LLC, which is also an investor in the Company. In February 2022, the Company signed a services agreement with Wax, Inc. – effective September 1, 2021 – for services related to running and facilitating its equity crowdfunding capital raise. As of December 31, 2021, the Company owed $100,000 under this agreement.

OTHER INFORMATION

None.

FINANCIAL STATEMENTS

800 DEGREES GO, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2021

To the Board of Directors of

800 Degrees GO, Inc.

Santa Monica, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of 800 Degrees GO, Inc. (the “Company”) which comprise the balance sheet as of December 31, 2021, and the related statements of operations, changes in stockholder’s equity/(deficit), and cash flows for the period from August 13, 2021 (inception) to December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception, has a sustained net loss of $672,118 or the period ended December 31, 2021, and has incurred negative cash flows from operations for the period ended December 31, 2021. As of December 31, 2021, the Company had an accumulated deficit of $672,118, a working capital deficit of $613,137, and limited liquid assets with $8,731 of cash. The Company has a secured note payable due in 2022. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that is free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

April 23, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

800 DEGREES GO, INC.

BALANCE SHEET

DECEMBER 31, 2021

December 31,
2021
ASSETS
Current assets:
Cash and cash equivalents	$8,731
Prepaid expenses	32,000
Deferred offering costs	64,237
Subscription receivable	3,079
Total current assets	108,047
Deposits	31,219
Total assets	$139,266

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$99,227
Accounts payable, related party	462,167
Deferred rent	9,293
Interest payable, related party	497
Loan payable, related party	150,000
Total liabilities	721,184

Commitments and contingencies (Note 8)

Stockholders' equity (deficit):
Common stock, $0.0001 par value, 40,000,000 shares authorized, 30,047,038 shares issued and outstanding as of December 31, 2021	3,005
Additional paid-in capital	87,195
Accumulated deficit	(672,118)
Total stockholders' equity (deficit)	(581,918)
Total liabilities and stockholders' equity (deficit)	$139,266

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

800 DEGREES GO, INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 13, 2021 (INCEPTION) TO DECEMBER 31, 2021

Year Ended
December 31,
2021
Net revenue	$-

Operating expenses:
General and administrative	346,109
Research and development	165,661
Sales and marketing	159,851
Total operating expenses	671,621

Loss from operations	(671,621)

Other income (expense):
Interest expense	(497)
Total other income (expense), net	(497)

Provision for income taxes	-
Net loss	$(672,118)

Weighted average common shares outstanding - basic and diluted	30,013,103
Net loss per common share - basic and diluted	$(0.02)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

800 DEGREES GO, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICT)

FOR THE PERIOD FROM AUGUST 13, 2021 (INCEPTION) TO DECEMBER 31, 2021

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balances at August 13, 2021 (inception)	-	$-	$-	$-	$-
Issuance of founders' stock	30,000,000	3,000	-	-	3,000
Issuance of common stock pursuant to Regulation A+ offering	47,038	5	87,195	-	87,200
Net loss	-	-	-	(672,118)	(672,118)
Balances at December 31, 2021	30,047,038	$3,005	$87,195	$(672,118)	$(581,918)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

800 DEGREES GO, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 13, 2021 (INCEPTION) TO DECEMBER 31, 2021

Year Ended
December 31,
2020
Cash flows from operating activities:
Net loss	$(672,118)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of founders' stock	$3,000
Changes in operating assets and liabilities:
Prepaid expenses	(32,000)
Deferred offering costs	(64,237)
Accounts payable	99,227
Accounts payable, related party	462,167
Deferred rent	9,293
Interest payable, related party	497
Net cash used in operating activities	(194,171)
Cash flows from investing activities:
Deposits	(31,219)
Net cash used in investing activities	(31,219)
Cash flows from financing activities:
Proceeds from related party loans	150,000
Issuance of common stock pursuant to Regulation A+ offering	84,121
Net cash provided by financing activities	234,121
Net change in cash and cash equivalents	8,731
Cash and cash equivalents at beginning of year	-
Cash and cash equivalents at end of year	$8,731

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-
Cash paid for interest	$-

Supplemental disclosure of non-cash financing activities:
Issuance of founders' stock	$3,000

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

800 DEGREES GO, INC.

NOTES TO THE FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

800 Degrees GO, Inc. (the “Company”) is a corporation organized August 13, 2021 under the laws of Delaware. The Company was formed to launch and scale a low-cost, small-footprint, tech-enabled pizza restaurant concept that responds to consumer demand for convenient, high-quality, fast casual dining options.

As of December 31, 2021, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, business development, research and development, and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net loss of $672,118 or the period ended December 31, 2021, and has incurred negative cash flows from operations for the period ended December 31, 2021. As of December 31, 2021, the Company had an accumulated deficit of $672,118, a working capital deficit of $613,137, and limited liquid assets with $8,731 of cash. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2021, all of the Company's cash and cash equivalents were held at one accredited financial institution.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Subscription Receivable

The Company records stock issuances at the effective date. If the contribution is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the contributed capital is reclassified as a contra account to stockholders’ equity on the balance sheet.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2021, the Company had capitalized $64,237 in deferred offering costs.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2021, diluted net loss per share is the same as basic net loss per share for each year. There were no potentially dilutive items outstanding as of December 31, 2021.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company is currently evaluating the impact the adoption of ASU 2020-06 will have on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	LOAN PAYABLE, RELATED PARTY

In November and December 2021, the Company entered into a loan payable agreement with Piestro Inc. (“Piestro”) a related party, for proceeds of $150,000. Piestro is a founding shareholder of the Company. The note bears interest at 3%, compounded annually, is secured by substantially all of the Company’s assets, and matures in December 2022. During the period ended December 31, 2021, the Company incurred interest expenses of $497, all which is accrued and unpaid as of December 31, 2021. The principal balance outstanding as of December 31, 2021 was $150,000.

5.	STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2021, the Company's certificate of incorporation, authorized the Company to issue 40,000,000 shares of common stock, par value $0.0001 per share.

If and upon a liquidation of the Company, the holders of common stock have rights to all available net assets available for distribution on a pro rata basis. Common stockholders shall have voting rights.

During the period ended December 31, 2021, the Company issued 30,000,000 shares of common stock to its founder. The Company recorded stock-based compensation of $3,000, the par value of the issuance.

In November 2021, the Company initiated a Regulation A+ offering. During the period ended December 31, 2021, the Company issued 47,038 shares of common stock, including 3,438 bonus shares, for gross proceeds of $87,200, or $2.00 per share. As of December 31, 2021, there was a subscription receivable of $3,079 pertaining to the offering.

6.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to cash to accrual differences and net operating loss carryforwards. As of December 31, 2021, the Company had net deferred tax assets before valuation allowance of $187,229. The following table presents the deferred tax assets and liabilities by source:

December 31,
2021
Deferred tax assets:
Net operating loss carryforwards	$27,405
Cash to accrual differences	159,824
Valuation allowance	(187,229)
Net deferred tax assets	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to cumulative losses through December 31, 2021, and no history of generating taxable income. Therefore, a valuation allowance of $187,229 was recorded as of December 31, 2021. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2021 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2021, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $97,934.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2021 tax year remains open to examination.

7.	RELATED PARTY TRANSACTIONS

Refer to Notes 4 for detail on the Company’s loan payable with related parties, and related interest expense.

In September 2021, the Company entered into a reciprocal license agreement with Piestro, Inc. and 800 Degrees Pizza, LLC which granted the Company the rights to the 800 Licensed Marks and Piestro Licensed Marks into a Co-Branded Mark. This did not have any monetary impact on the balances of the Company as of December 31, 2021.

As of December 31, 2021, the Company had $462,167 in accounts payable with related parties under common control.

The Company entered into agreements with Wavemaker Labs, Inc and Wax Inc., related parties under common control, for consulting, technology, general support activities, and product development services. During 2021, the Company incurred fees from Wavemaker Labs, Inc and Wax Inc. amounting to $99,834 and $100,000, respectively, under these agreements.  As of December 31, 2021, accounts payable to Wavemaker Labs, Inc. and Wax, Inc. amounted to $100,343 and $100,000, respectively.

The Company entered into an agreement with 800 Degrees Pizza, LLC, a 50% shareholder, for consulting, technology, general support activities, and product development services. During 2021, the Company incurred fees from 800 Degrees Pizza, LLC amounting to $230,138 under these agreements.  As of December 31, 2021, accounts payable to 800 Degrees Pizza, LLC amounted to $128,638.

The following is a summary of operating expense transactions incurred with related parties during the period ended December 31, 2021:

Year Ended December 31, 2021
General and administrative	$285,475
Research and development	162,660
Sales and marketing	113,139
$561,274

8.	COMMITMENTS AND CONTINGENCIES

Lease Commitments

In October 2021, the Company entered into a lease agreement for kitchen space in Burbank, California for the purposes of operating a restaurant. The lease matures in October 2031 and has monthly base rental payments of $6,244 beginning in November 2021 with annual escalations thereafter up to $8,147 per month. The Company has the option to extend the lease for two additional 60 month terms, subject to annual 3% lease rate increases. Straight line rent expense of $14,482 was recorded on this lease for the period ended December 31, 2021. The following is a summary of minimum lease payments as of December 31, 2021:

As of December 31,
2022	$56,588
2023	77,558
2024	79,886
2025	82,284
2026	84,746
Thereafter	446,660
$827,722

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

9.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 23, 2022, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in these financial statements.

INDEX TO EXHIBITS

2.1 Certificate of Incorporation (1)

2.2 Bylaws (2)

3.1 Stockholders' Rights Agreement with Piestro, Inc. and 800 Degrees Pizza, LLC (3)

3.2 Securities Purchase Agreement (4)

4.1 Form of Subscription Agreement (5)

6.1 Services Agreement between Wavemaker Labs, Inc. and 800 Degrees Go, Inc. (6)

6.2 Services Agreement between 800 Degrees Pizza, LLC and 800 Degrees Go, Inc. (7)

6.3 Reciprocal License Agreement between 800 Degrees Go, Inc. and Piestro, Inc. and 800 Degrees Pizza, LLC (8)

6.4 Senior Secure Promissory Note between 800 Degrees Go, Inc. and Piestro, Inc. (9)

6.5 Sales Representative Agreement between Piestro, Inc. and 800 Degrees Go, Inc. (10)

6.6 Reciprocal Warrant Purchase Agreement between Piestro, Inc. and 800 Degrees Pizza, LLC (11)

6.7 Form of Warrant Agreement for purchase of 800 Degrees Pizza, LLC Common Units by Piestro, Inc. (12)

6.8 Form of Warrant Agreement for purchase of Piestro, Inc. Common Stock by 800 Degrees Pizza, LLC (13)

6.9 Services Agreement between 800 Degrees Go, Inc. and Wax, Inc.

(1) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(2) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(3) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(4) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(5) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(6) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(7) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(8) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(9) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(10) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(11) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(12) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

(13) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11636) and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

800 Degrees Go, Inc.

By	/s/ James Buckly Jordan
James Buckly Jordan, Director
800 Degrees Go, Inc.
Date: April 29, 2022

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ Tommy Lee
Tommy Lee, Chief Executive Officer
800 Degrees Go, Inc.
Date: April 29, 2022

By	/s/ Kevin Morris
Kevin Morris, Chief Financial Officer, Principal Accounting Officer
800 Degrees Go, Inc.
Date: April 29, 2022

By	/s/ Scott Berkowitz
Scott Berkowitz, Director
800 Degrees Go, Inc.
Date: April 29, 2022